UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2007
A.S.V., INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-25620 (Commission File Number)	41-1459569 (I.R.S. Employer Identification No.)
840 Lily Lane, Grand Rapids, Minnesota 55744
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (218) 327-3434
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURE

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 24, 2007, the Board of Directors of A.S.V., Inc. (the “Company”), upon the recommendation of the Nominating Committee, elected Lynn M. Cortright and William D. Morton as new directors of the Company. Mr. Cortright is currently retired after having spent 41 years with Parker Hannifin Corporation, most recently as the President of its Climate and Industrial Controls business since 1998. Mr. Morton is the Chairman, President and Chief Executive Officer of Morton Industrials Group, Inc., a full service contract manufacturer serving a wide range of industrial original equipment manufacturers.
Mr. Cortright was also appointed to serve on the Nominating Committee of the Board and Mr. Morton was appointed to serve on the Audit Committee of the Board. Under the Company’s 1998 Non-Employee Director Stock Option Plan, Mr. Cortright and Mr. Morton were also each granted a five-year non-qualified stock option to purchase 4,500 shares of the Company’s common stock with an exercise price of $15.89 and becoming exercisable in four equal annual installments commencing on April 24, 2008.
Mr. Cortright and Mr. Morton were not selected for appointment to the Board pursuant to any understanding or arrangement with any person. Neither Mr. Cortright nor Mr. Morton has a direct or indirect material interest in any currently proposed transaction in which the Company is a participant in which the amount involved exceeds $120,000, or had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 26, 2007

A.S.V., Inc.
By:	/s/ Richard A. Benson
Richard A. Benson
Chief Executive Officer